Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773

FOR IMMEDIATE RELEASE

OPTION CARE ISSUES FIRST QUARTER EARNINGS UPDATE

Expects Record Revenues of $103 Million and Record Earnings Per Share of $0.20

Increases 2004 Guidance for Earnings Per Share to $0.75 to $0.80

Announces First Quarter Earnings Release Date of May 4, 2004

Buffalo Grove, IL, April 15, 2004 – Option Care, Inc. (Nasdaq: OPTN), today announced that the company expects to exceed consensus estimates for both revenues and earnings per share for the first quarter of 2004. The company expects revenues of about $103 million and diluted earnings per share of $0.20. The company also raised its diluted earnings per share guidance to $0.75 - $0.80 for 2004 compared to previously issued guidance of $0.73 to $0.77.

Raj Rai, Option Care’s chief executive officer commented, “We are extremely pleased with the progress we have made in the first quarter. These results reflect our management team’s successful implementation of the re-structuring completed at the end of last year. Our home infusion and specialty pharmacy services have generated solid growth from last year as we have executed our sales plan.  I am particularly pleased with the stronger than expected seasonal sales of Synagis® along with continued ramp of Xolair®.  In addition, operating cash flow remains strong and we remain focused on continuing to improve our cash flow.”

Rai further commented, “As the sales of Synagis® decline during the second quarter with the end of the season, our focus will remain on maintaining growth for both home infusion and specialty pharmacy services.  As a result of our sales momentum in the first quarter and our continued focus on controlling costs, we are comfortable increasing our earnings per share guidance range to $0.75 to $0.80.”

First Quarter Conference Call

The Company will be hosting a conference call on Tuesday, May 4, 2004 to review the financial results for the first quarter.  Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 299-9630, participant passcode 21020092.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 52320179.  The playback will be available until midnight on May 7, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com